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                                                                    Exhibit 99.1



PROXY                            MEGSINET INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 26, 1999


     Brian Clark and Scott Widham or any of them with full power of substitution, are hereby constituted and appointed the true and lawful attorneys in fact, agents and proxies of the undersigned and are authorized to represent and to vote, as designated on the reverse side, all of the undersigned's shares of Common Stock at the special meeting of shareholders of MegsINet Inc. ("MegsINet") to be held at MegsINet's St. Louis' office at 906 at Kirkwood Road, Suite 100, Kirkwood, Missouri at 10:00 am local time on May 26, 1999, and at any adjournment or postponement thereof, upon the proposal set forth on the reverse side and described in the Proxy Statement/Prospectus of CoreComm Limited and MegsINet, and in their discretion with respect to such other matters as may properly be brought before the meeting or any adjournment or postponement thereof.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. MERGER AGREEMENT

   Proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 17, 1999 as amended on May 3, 1999, by and among CoreComm Limited ("CoreComm"), CoreComm Acquisition Sub, Inc. ("Subsidiary"), and MegsINet Inc. ("MegsINet"), pursuant to which MegsINet will merge with and into Subsidiary, with Subsidiary surviving the merger as a wholly-owned subsidiary of CoreComm. In the Merger, holders of outstanding shares of common stock, no par value per share, of MegsINet ("MegsINet Common Stock") will elect to receive either $2.50 in cash, or 0.21 of a share of common stock par value $.01 per share of CoreComm, for each share of MegsINet Common Stock held by them or a combination of each. Approval and adoption of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

   [ ]                               [ ]                             [ ]
   FOR                             AGAINST                         ABSTAIN

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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(Continued from other side)

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the board of directors' recommendation. The above named proxies cannot vote your shares unless you sign and return this proxy.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


                                        DATE                              , 1999
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PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.